Exhibit 2.1

ASSET PURCHASE AGREEMENT

Dated as of October 17, 2002

By and Between

EPICOR SOFTWARE CORPORATION

AND

CLARUS CORPORATION

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 17, 2002, by and between CLARUS CORPORATION, a Delaware corporation (“Seller”), and EPICOR SOFTWARE CORPORATION, a Delaware corporation (“Purchaser”). Capitalized terms not otherwise defined in this Agreement are defined in Appendix A hereto.

RECITALS:

A.    Seller is engaged, among other activities, in the business of developing, marketing and supporting Internet-based business-to-business, e-commerce solutions that automate the procurement, sourcing and settlement of goods and services, more specifically through its eProcurement, Sourcing, View (for eProcurement), eTour (for eProcurement), ClarusNET, and Settlement software products (the “Products”), and all improvements and variations of these products (the “Business”);

B.    Seller desires to sell to Purchaser, and Purchaser desires to acquire from Seller, substantially all of the assets of the Business, upon the terms and conditions set forth herein:

NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE OF THE ASSETS

1.1	Assets and Liabilities.

(a)    Purchased Assets.    Upon the terms and subject to the conditions of this Agreement, as of the Closing (as defined in Article 6), Purchaser shall purchase from Seller, and Seller shall sell, assign, transfer and convey to Purchaser, all of Seller’s right, title and interest in and to all of the following property, rights, and contracts or portions thereof which are used in the Business, wherever located and whether or not carried or reflected on the books and records of Seller or carried or registered in the name of Seller including, without limitation, all contractual and intellectual property rights and entitlements used by Seller to own, sell, develop, service and support the Products, and the following property, rights, contracts and claims (with such changes, deletions or additions thereto from the date of this Agreement as are expressly permitted under this Agreement), but excluding the Excluded Assets (collectively, the “Purchased Assets”):

(i)    Intangible Assets.    Except as provided in Section 1.1(e), all goodwill and general intangibles of Seller or Seller’s Subsidiaries used in or significantly related to the Business (the “General Intangibles”), including, without limitation, at such time, if ever, as Purchaser has acquired ownership rights therein pursuant to Section 4.9, the name and trademark “Clarus,” and all of Seller’s or its Subsidiaries’ right, title and interest in and to all IP Rights described on Schedule 2.13(a) or under a license described on Schedule 2.13(h);

(ii)    Customer Lists.    Any customer or vendor list or other document used by Seller in connection with the Business to identify customers, prospects, sources and suppliers, including, but not limited to, correspondence, credit information, manuals, and data, sales, marketing and advertising materials;

(iii)    Contracts.    All of Seller’s rights and interests under the contracts, instruments, agreements, commitments or other understandings or arrangements, or portions thereof, whether written or oral, attributable or relating to the Business, the Purchased Assets or the Assumed Liabilities which are not Excluded Contracts, all to the extent assignable (but subject to subsection 1.1(f) below), as described on Schedule 2.8 (the “Purchased Contracts”);

(iv)    Records and Documentation.    Originals or, at Seller’s option, true and correct copies of all business and financial records, sales or use tax information, files, books and form contracts specifically relating to the Purchased Assets described in the other clauses of this Section 1.1(a) or to the Assumed Liabilities, including, but not limited to, books and records which reflect the principal terms of each Purchased Asset and all written or electronic embodiments of the Products, including all source code therefor;

(v)    Authorizations.    All federal, foreign, state, local or other governmental consents, licenses, permits, grants or authorizations and the like owned, held or utilized by Seller specifically in connection with the Business and not with Seller’s other business activity (the “Authorizations”), including those listed on Schedule 2.9, subject to Section 1.1(f) below, which Seller is not legally prohibited from assigning to Purchaser;

(vi)    Inchoate Rights.    All rights, claims, causes of action or rights of set-off existing at the Closing with respect to or arising out of (A) the Purchased Assets, or (B) the Assumed Liabilities, including all rights to insurance proceeds paid or payable after the date of this Agreement with respect to any Purchased Asset, but excluding any rights, claims, causes of action or rights of set-off relating to the accounts receivable not included in the Purchased Assets;

(vii)    Furniture and Equipment.    All items of furniture, equipment, computers, computer software and office supplies, whether owned or leased by Seller, and used in connection with the Business, as listed on Schedule 2.7(b) (the “Furniture & Equipment”);

(viii)    Inventory.    All inventories of marketing, training or support materials, or of media containing any Product, including all items described on Schedule 2.19; and

(ix)    Other Items of Property.    All other items of personal property, other than the Excluded Assets, which are used by Seller primarily in connection with the Business, to the extent that Seller has any rights or interests therein, subject to Section 1.1(f) below.

(b)    Excluded Assets.    Seller is not selling, assigning, transferring or conveying to Purchaser and Purchaser is not purchasing the following (collectively, the “Excluded Assets”): (i) the cash, cash equivalents, marketable securities and other investments owned or used in connection with the Business, deposits and prepayments and other cash assets not specifically related to the Business, (ii) Seller’s Cashbook product and related assets (iii) Seller’s eMarket and eXpense products and business, including eTour (for eMarket) and View (for eMarket) and any revenues related thereto, (iv) insurance contracts or rights therein not related to the Business (except as provided in Section 4.10 below), (v) any accounts receivable (except for amounts covered by Section 1.1(g)), (vi) any other tangible asset not specifically included in the Purchased Assets, (vii) any contracts, instruments, agreements, commitments or other understandings or arrangements, whether written or oral, or portions thereof identified on Schedule 2.8 under the heading “Excluded Contracts” (the “Excluded Contracts”), or (viii) any other asset set forth on Schedule 1.1(b).

(c)    Liabilities Assumed by Purchaser.    Upon the terms and subject to the conditions of this Agreement, and in reliance on the representations, warranties, covenants and agreements made by Seller herein, effective as of the Closing Date, Purchaser shall assume and be obligated pursuant to this Agreement to pay when due, perform, or discharge only the debts, claims, liabilities, obligations, and expenses described below and on Schedule 1.1(c) (collectively, the “Assumed Liabilities”):

(i)    executory obligations arising from the Purchased Contracts which are to be performed after the Closing Date; provided, however, that Purchaser shall not assume any (x) costs or expenses related to any Excluded Liabilities, (y) obligations arising from any contracts, instruments, agreements, commitments or other understandings or arrangements attributable or relating to the Business, the rights to which are not, for any reason, assigned to Purchaser as required pursuant to the terms of this Agreement, and (z) obligations which are past due or arise as a result of or in connection with a breach or default by Seller under any of the Purchased Contracts or a violation of any Laws or public policy which occurred on or prior to the Closing Date; and

(ii)    all Taxes accrued on or after the Closing Date in connection with the ownership of the Purchased Assets and the operation of the Business after the Closing Date.

(d)    Excluded Liabilities.    Except as set forth in Section 1.1(c) or any other express provision of this Agreement, Purchaser shall not assume or otherwise become obligated pursuant to this Agreement to pay when due, perform or discharge any debts, claims, liabilities, obligations including all obligations to purchase capital assets, damages or expenses of the Business, whether known or unknown, contingent or absolute, arising on or prior to the Closing Date (the “Excluded Liabilities”). Without limitation, the costs and expenses (i) to settle warranty or other third party claims arising out of the matters described on Schedule 3.6 shall be Excluded Liabilities to the extent attributable to a Product or (ii) incurred in connection with the matters described on Schedule 2.11 shall be Excluded Liabilities.

(e)    Partial Assignment.    Notwithstanding anything in this Agreement to the contrary, to the extent that any Purchased Contract or any General Intangible relates to both Purchased Assets and Excluded Assets (including products that Seller shall continue to market, sell and distribute, or dispose of or discontinue), it is the intention of Purchaser and Seller that any such assignment or other transfer of rights, along with the assumption of ongoing duties or obligations, under such Purchased Contract or General Intangible effected pursuant to the terms and conditions of this Agreement shall relate solely to those provisions and rights with respect to the Purchased Assets or otherwise necessary for the ongoing operation of the Business on or after the Closing Date as conducted by Seller prior to the Closing Date (and the term Purchased Contract shall refer solely to those portions assumed by Purchaser). The portions of the contracts and the General Intangibles described in this Section 1.1(e) which do not relate to the Purchased Assets shall be Excluded Assets and Excluded Liabilities.

(f)    Assignments and Authorizations Requiring Consent.    If any contract, agreement, commitment, arrangement or Authorization is subject to limitations on transfer or assignment, this Agreement is not meant to transfer such item in violation of those restrictions, and Seller shall, if unable to remove such restrictions in accordance with Section 4.2(b) below, thereafter hold such item in trust for Purchaser and provide to Purchaser the economic benefit of ownership to the maximum extent feasible until the expiration of the term or effectiveness of such item, unless Purchaser shall otherwise agree in writing, and Purchaser shall agree to perform the obligations of Seller on the same terms and conditions to which Seller is obligated. Likewise, the failure to include an Authorization on Schedule 2.9 shall not be interpreted to mean such Authorization is not intended to be transferred and, to cure the violation of Section 2.9 caused by failure to include such Authorization, Seller shall be required, at Purchaser’s option, and without precluding other remedies, to transfer such Authorization or to assist Purchaser to obtain a replacement Authorization in Purchaser’s name, in accordance with Sections 4.2(b) and 4.7 below.

(g)    Prorated Contracts.    If any agreements for maintenance or support of Products with an effective commencement date or renewal date after the date of this Agreement and before the Closing Date (“Prorated Contracts”) are initiated or renewed via cash receipts or other consideration the parties agree to prorate the amounts received for such Prorated Contracts, and all subscription, support or maintenance related amounts due for periods after the date of this Agreement under the contracts identified on Schedule 1.1(g) as follows: Purchaser shall be entitled to receive the portion of such amounts which corresponds to the time Purchaser is required to provide the related services; the Seller shall be entitled to receive the portion of such amounts which corresponds to the time Seller is required to provide the related services. The party receiving any amount to which the other party is entitled pursuant to this Section 1.1(g) shall promptly (within 15 days of receipt) pay to the other party the amounts due the other party.

1.2    Purchase Price; Payment.

(a)    Purchase Price.    The aggregate purchase price for the Purchased Assets is $1,000,000 (the “Purchase Price”).

(b)    Payment.    (i) At Closing, Purchaser shall pay to Seller $800,000 of the Purchase Price in cash (the “Closing Date Payment”) and (ii) Purchaser shall place the remaining amount of the Purchase Price in an interest-bearing account maintained by the Escrow Agent, subject to the Escrow Agreement.

1.3    Allocation of Purchase Price.    The Purchase Price shall be allocated among the Purchased Assets as mutually agreed upon by the parties within sixty (60) days after the Closing Date. Each party agrees that it will not in its tax returns or elsewhere take a position inconsistent with the purchase price allocations provided for in this Section (the “Allocations”).

1.4    Taxes.    Seller will pay all sales and use taxes and transfer taxes, if any, applicable to the transfer of the Purchased Assets and the assumption of the Assumed Liabilities provided for by this Agreement. Purchaser and Seller shall each pay their respective portions, prorated as of the Closing Date, of state and local real and personal property taxes with respect to the Purchased Assets.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

2.1    Organization.    Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on the Business.

2.2    Authorization.    The execution and delivery of this Agreement by Seller and the performance of its obligations hereunder have been duly authorized by the directors of Seller and other than the approval of the stockholders of the Seller, no other corporate action or approval by Seller is necessary for the execution, delivery or performance of this Agreement by Seller. Seller has full right, power and authority to execute, deliver and, subject to the receipt of stockholder approval, perform this Agreement and such other agreements and instruments as are contemplated hereby. This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) general principles of equity (whether considered in an action in equity or at law).

2.3    No Conflict.    Except as set forth on Schedule 2.3, neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereunder nor the fulfillment by Seller of any of its terms will:

(a)    conflict with or result in a breach by Seller of, or constitute a default by it under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, any of the terms, conditions or provisions of (i) any Purchased Asset or any material mortgage, lease, deed of trust, pledge, loan or credit agreement, or any other material contract, arrangement or agreement to which Seller is a party or to which any of the Purchased Assets is subject, (ii) the Certificate of Incorporation or Bylaws of Seller, or (iii) any judgment, order, writ, injunction, decree or demand of any Governmental Entity which materially affects Seller or the Purchased Assets;

(b)    result in the creation or imposition of any Encumbrance upon the Purchased Assets which affects Purchaser’s ability to own the Purchased Assets or to conduct the Business following the Closing in a manner substantially similar to the manner in which it was conducted prior to the date of this Agreement; or

(c)    cause a loss or adverse modification of any permit, license, or other authorization granted by a Governmental Entity to or otherwise held by Seller which is necessary to the Business.

Except for this Agreement, Seller has no obligation, absolute or contingent, to any other Person to sell the Business, or any material assets of Seller related to the Business, or to enter into any agreement with respect thereto.

2.4    Financial Statements.

(a)    Seller has delivered to Purchaser Seller’s audited balance sheets and related statements of income, with respect to the years ended December 31, 2000 and 2001, and the unaudited statements for six (6) months ended June 30, 2002 as attached hereto as Schedule 2.4(a) ( the “Financial Statements”). The Financial Statements (i) are prepared consistently in accordance with past practices, (ii) present fairly in all material respects the financial position and results of operations and cash flows of Seller as of the dates and for the periods then ended, (iii) are in agreement with the books and records of Seller in all material respects and (iv) have been prepared in accordance with GAAP.

(b)    Except as set forth in the Financial Statements, as of June 30, 2002 or set forth on Schedule 2.5, there is neither any fact or facts known to Seller nor any other reasonable legal basis known to Seller which is likely to give rise to any claims involving an amount of $15,000 or more against, or liabilities or obligations of, the Business affecting or relating to any Purchased Asset or its use by Seller or, following the Closing, by Purchaser, which was not otherwise disclosed in Seller’s reports filed pursuant to the Securities Exchange Act of 1934.

2.5    Liabilities.    Except as disclosed in the Financial Statements and for executory obligations under Purchased Contracts, there are no debts, obligations, or other liabilities of any nature whatsoever in excess of $15,000 with respect to the Business, whether accrued, absolute, contingent, or otherwise, whether due or about to become due or whether included or not included in the Assumed Liabilities, except for (i) liabilities which are accurately set forth, both by description and amount, in Schedule 2.5 to this Agreement; (ii) liabilities which arose in the ordinary course of business subsequent to June 30, 2002; and (iii) liabilities relating solely to the Excluded Assets.

2.6    Absence of Certain Facts or Events.    Except as listed on Schedule 2.6, since June 30, 2002, there has not been:

(a)    any material adverse change in the financial condition or results of operations of the Business from that shown on the Financial Statements;

(b)    any material damage, destruction or loss in excess of $15,000 affecting the assets or operation of the Business, whether covered by insurance or not;

(c)    any increases in excess of five percent (5%) in the compensation payable or to become payable by Seller to any employee or officer involved in the Business except as contemplated by Section 4.8(a), or any change in the coverage or benefits under any bonus, insurance, pension or other Benefit Plan with respect to such Persons;

(d)    any purchase or other acquisition by Seller of assets of any other Person for use in the Business, or any transfer or sale of any assets of the Business to any Person, other than in the ordinary course of business consistent with past practice;

(e)    any mortgage, pledge, or other lien placed on any Purchased Assets, or Encumbrance placed on assets of Seller which would prevent or limit the use, modification or sale of any Purchased Asset;

(f)    any failure to pay or perform when due (after any applicable grace period) any obligation of Seller relating to the Business involving more than $15,000;

(g)    any intentional waiver of any rights of material value to the Business or any amendment or termination of any Purchased Contract or any other material agreement to which Seller is a party which has had or is reasonably likely to have a Material Adverse Effect on the Business;

(h)    any material transaction entered into or consummated by Seller with respect to the Business, except in the ordinary course of business consistent with past practice;

(i)    any notification by any customer of the Business, whether written or oral, that such customer anticipates its annual purchases of periodic licenses or maintenance and support plan subscriptions from the Business to decrease by more than ten percent (10%);

(j)    any material change in payment or collection terms to customers, including any discount for prompt payment which is not in accordance with past practice;

(k)    any notification, whether written or oral, by any supplier of Seller, including any party to any license agreement listed on Schedule 2.7(b) or Schedule 2.8, that such supplier anticipates its annual accommodations, sales or services provided to the Business to decrease, or the cost of its goods or services to the Business to increase, by more than ten percent (10%);

(l)    any cancellation or failure to renew any insurance policy that was in place as of January 1, 2002; or

(m)    any commitment, contingent or otherwise, to do any of the foregoing.

2.7    Property and Encumbrances.

(a)    Except as disclosed on Schedule 2.7(a), Seller has good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances other than licenses entered into in the ordinary course which are listed on Schedule 2.8 (“Disclosed Licenses”) and which, with respect to licenses granted by Seller or one of its Subsidiaries to third parties, will not restrict Purchaser’s use of the Purchased Assets. At the Closing, Seller will sell, convey, assign, transfer and deliver to Purchaser good, valid and marketable title, and all Seller’s respective right and interest, in and to all of the Purchased Assets, free and clear of any Encumbrances other than Disclosed Licenses. Any Excluded Assets (other than furniture and equipment) that are used in the Business are separately identified in Section 1.1(b) of this Agreement.

(b)    Schedule 2.7(b) accurately sets forth all Furniture & Equipment currently used by Seller in connection with the operation of the Business. Except as noted on Schedule 2.7(b), hereto, Seller has good and marketable title to the Furniture & Equipment, free and clear of all Encumbrances.

(c)    Furniture & Equipment is being sold AS IS.

2.8    Contracts and Commitments.    Schedule 2.8 sets forth all of the contracts, instruments, agreements, commitments or other understandings or arrangements, whether written or oral, attributable to or relating to the Business or any Assumed Liability, and identifies which are Purchased Contracts. Schedule 2.8 separately identifies all contracts, instruments, agreements, commitments or other understandings or arrangements, whether written or oral, attributable or relating to the Business, the Purchased Assets or the Assumed Liabilities which are part of the Excluded Assets, including those described in Section 1.1(b). Except as set forth in Schedule 2.8, (i) Seller is not in breach of, nor has Seller received any claim or assertion that it has breached, any of the terms or conditions of any Purchased Contract; (ii) each Purchased Contract is in full force and effect in the form delivered to Purchaser, Seller is not aware of any breach or default by any party thereto, and Seller has not received any notice, whether written or oral, that any party thereto wishes to cancel or not renew such Purchased Contract; and (iii) Seller is not aware of any facts or conditions which have occurred or are anticipated which, through the passage of time or the giving of notice, or both, would constitute a material default under any Purchased Contract or would cause the acceleration of any obligation of any party thereto or the creation of an Encumbrance.

2.9    Permits and Authorizations.    Seller’s operations, and the conduct of the Business, as and where such business has been since January 1, 2002 or presently is conducted, and the ownership, possession and use of the Purchased Assets have complied since January 1, 2002 and currently do comply in all material respects with all applicable Laws. Seller holds all Authorizations required to permit Seller to operate the Purchased Assets and the Business as they are presently operated and conducted, which Authorizations are described on Schedule 2.9. Except where otherwise stated, such Authorizations are in full force and effect, and there are no outstanding applications for additional Authorizations or variances for existing Authorizations required to conduct the Business.

2.10    No Violations; Consents

(a)    Seller is in compliance in all material respects with each applicable Law or judgment entered (or known by Seller to be proposed) by any Governmental Entity with respect to the Business.

(b)    Except as set forth on Schedule 2.10, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or any other Person is required to be made or obtained by Seller in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, including the sale, assignment or transfer of the Purchased Assets, including the Purchased Contracts.

2.11    Claims, Investigations and Proceedings.    Schedule 2.11 lists all claims, investigations, suits, actions, arbitrations, mediations and legal or administrative proceedings and governmental investigations pending against Seller with respect to the Business, to which the Purchased Assets are subject, or as to which Seller has received in writing or verbally any such claim or assertion. There are no facts which Seller has recognized as reasonably likely to lead to the instigation of any suit, action or legal or administrative proceeding or any other claim, controversy or governmental investigation against Seller with respect to, or against any third party that would have a Material Adverse Effect on, the Business or Purchased Assets. There is no outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Entity against or affecting the Purchased Assets or the Business.

2.12    Insurance.    Schedule 2.12 lists all insurance policies currently owned or maintained by Seller, or for the benefit of Seller, and relating to the Business or the Purchased Assets. Such policies are not Purchased Assets. Each such insurance policy is or was in full force and effect during the period(s) of coverage indicated on Schedule 2.12. Seller has taken no action to limit or terminate the applicability of such policies to claims against the Business and will continue such policies in effect with respect to events prior to the Closing for at least thirty-six months following the Closing.

2.13    Intellectual Property.

(a)    Seller or one of its Subsidiaries owns, or has the valid right or license to use, possess, sell, license, copy, distribute, market, advertise and/or dispose of, as applicable, all Intellectual Property required to be held to permit, or used by Seller in the conduct of, the Business as presently conducted and as previously conducted with respect to any previous versions of Products that are still in use by customers under Purchased Contracts (such Intellectual Property being hereinafter collectively referred to as the “IP Rights”), including the IP Rights described on Schedule 2.13(a), and such rights to use, possess, sell, license, copy, distribute, market, advertise and/or dispose of the IP Rights as are sufficient for the conduct of the Business as presently conducted by Seller and as previously conducted with respect to any previous versions of Products that are still in use by customers under Purchased Contracts.

(b)    Except as set forth on Schedule 2.13(b), neither the execution, delivery and performance of this Agreement or the documents or instruments executed in connection herewith, nor consummation of the transactions contemplated hereby or thereby, will: (i) constitute a material breach of or default under any instrument, contract, license or agreement governing or affecting any IP Rights to which Seller is a party; (ii) except as set forth on Schedule 2.13(b) hereto, cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any IP Right; or (iii) materially impair the right of Purchaser to use, possess, sell or license any IP Right or portion thereof. Except as set forth on Schedule 2.13(b) hereto or as set forth in the

Purchased Contracts, there are no royalties, honoraria, fees or other payments payable by Seller to any third person by reason of the ownership, use, possession, license, sale, marketing, advertising or disposition of any IP Rights.

(c)    Neither the manufacture, marketing, license, sale, furnishing or intended use of any product or service currently licensed, utilized, sold, provided or furnished by the Business, or currently under development by the Business, violates any license or agreement between Seller and any third party or infringes or misappropriates any Intellectual Property right of any other party; and there is no basis for any claim contesting the validity, ownership or right of Seller to use, possess, sell, market, advertise, license or dispose of any IP Right in the manner currently so used by Seller, or in the manner previously used by Seller with respect to any previous versions of Products that are still being used by customers under Purchased Contracts, nor has Seller received any notice asserting that any IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party. This subsection 2.13(c) shall not apply to any IP Right licensed by Seller from a third party except to the extent Seller is aware of any violation, infringement or misappropriation of the Intellectual Property rights of a third party, or of facts reasonably likely to give rise to a claim of such violation, infringement or misappropriation or to a claim contesting the right of Seller to use such Intellectual Property.

(d)    To Seller’s knowledge, no employee, consultant or independent contractor of Seller: (i) is in violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, noncompetition agreement or any other contract or agreement with any other party by virtue of such employee’s, consultant’s, or independent contractor’s being employed by, or performing services for, the Business or using trade secrets or proprietary information of others; or (ii) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for the Business that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including without limitation Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work or any Intellectual Property related thereto. To Seller’s knowledge, the employment of any employee of Seller or the use by Seller of the services of any consultant or independent contractor of Seller does not subject the Business to any liability to any third party related to misappropriation of trade secrets, violation of any noncompetition agreement, violation of any form of non-disclosure agreement, or the infringement of intellectual property rights.

(e)    Except as set forth on Schedule 2.13(e) hereto or as set forth in the Purchased Contracts, there are no and will be no royalties, honoraria, fees or other payments (other than salaries payable to employees and amounts payable to independent contractors not contingent on or related to use of their work product) payable by the Seller before, or will be payable by the Purchaser after, the Closing Date, to any third person by reason of the ownership, use, possession, license, copying, modifying, making derivative works of, sale, marketing, advertising and/or disposition of any IP Rights by the Business.

(f)    Seller has taken all appropriate and reasonable steps, in accordance with industry custom, to protect, preserve and maintain the secrecy and confidentiality of the IP Rights and to establish and maintain Seller’s ownership interests and proprietary rights therein. All officers, employees and consultants or third party developers of Seller, excluding lawyers, accountants and similar professionals, having access to proprietary information of the Business, its customers or business partners, have executed and delivered to Seller an agreement regarding the protection of such proprietary information and the assignment of inventions or work product to Seller; and copies of all such agreements have been delivered or made available to Purchaser’s counsel. Seller has secured written assignments from all consultants (including third-party developers), contractors and employees who were involved in, or who contributed to, the creation or development of any Intellectual Property owned by Seller, assigning the rights to such contributions that may be owned by such Persons or that Seller does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of Seller has any right, license or ownership interest whatsoever, and Seller has not received notice of any claims, in or with respect to, any Intellectual Property owned by Seller.

(g)    Schedules 2.13(g)(i) through (iii), respectively, contain a true and complete list of (i) all worldwide registrations with any governmental or quasi-governmental authority of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses which are used by the Business; (ii) all applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign Laws by the Seller to secure, perfect or protect their interests in IP Rights, including, without limitation, all patent applications, copyright applications, and applications for registration of trademarks and service marks, and (iii) all unregistered copyrights, trademarks and service marks that are currently used in connection with the Business. All issued patents, and all registered trademarks, registered service marks, registered Internet domain names, registered Internet or World Wide Web URLs or addresses and registered copyrights held by Seller are valid, and subsisting, and to Seller’s knowledge, enforceable.

(h)    Schedules 2.13(h)(i) and (ii), respectively, contain a true and complete list of (i) all licenses, sublicenses and other agreements to which Seller is a party and pursuant to which any person or entity is authorized to use or have access to source code relating to any IP Rights, and (ii) all licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which Seller is authorized to use any third party Intellectual Property which would be infringed by, or are incorporated in, or form a part of, any product or service sold, licensed, distributed, provided or marketed by the Business.

(i)    To Seller’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any IP Rights by any third party, including any employee or former employee of Seller.

(j)    Except as set forth on Schedule 2.13(j), the Software owned or purported to be owned by Seller was either (i) developed by employees of Seller within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to Seller pursuant to written agreements; or (iii) otherwise acquired by Seller from a third party. Such Software does not contain any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any person other than Seller, except for such materials or development environments generally available to all interested purchasers or end-users on standard commercial terms. For purposes of this Section 2.13(j), “Software” means any and all, each as related to the Products, (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, schematics, flow-charts, and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training manuals, related to any of the foregoing.

(k)    As of the Closing Date, each version of the Products currently licensed to end user customers generally functions free of material defects, and of routines, codes or instructions that are designed to disable the Products or otherwise disable, delete, modify, damage or erase software, hardware or data, and performs substantially in accordance with the specifications described in the end user documentation provided to end user customers with respect to such Products.

(l)    Seller has taken all necessary actions to document the Software and its operation, such that the materials comprising the Software, including the source code and all other documentation, have been written in a manner that they may be understood, modified and maintained by reasonably competent programmers.

2.14    Employee Benefits.

(a)    Schedule 2.14 hereto contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to for the Retained Employees (defined below) by Seller or an affiliate of the Seller, whether or not incorporated, that together with the Seller would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA (the “Plans”).

(b)    Schedule 2.14 identifies each of the Plans that is an “employee welfare benefit plan” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the “ERISA Plans”).

(c)    Each of the Plans and ERISA Plans has been operated and administered in all material respects in accordance with applicable Laws, including but not limited to ERISA and the Code.

(d)    No benefit under any Plan is or will be an Assumed Liability.

2.15    Labor and Employment Matters.

(a)    Seller has taken (or will take prior to the Closing Date) all lawful steps necessary on the part of Seller to permit the employees of the Business listed on Schedule 2.15 (the “Retained Employees”) to become employees of Purchaser, effective as of the Closing Date. Seller has paid or made adequate provision to pay all wages, other compensation and other obligations of Seller in connection therewith due through the Closing Date for all employees of the Business.

(b)    No collective bargaining agreement exists that is binding on Seller with respect to the Retained Employees and, no petition has been filed or proceeding instituted, or any action taken in contemplation of any such filing or institution, by an employee or group of employees of Seller, with the National Labor Relations Board seeking recognition of a bargaining representative.

(c)    There is no labor strike, dispute, slow down or stoppage pending or threatened against Seller by the Retained Employees.

(d)    Seller has not received any demand letters, civil rights charges, suits or drafts of suits with respect to claims made by any of the Retained Employees.

(e)    No individuals are or, since January 1, 2002, have been classified by Seller as “independent contractors.”

(f)    Schedule 2.15(f) contains a list of the name of each Retained Employee together with such Person’s position or function. With respect to each Retained Employee, Seller has provided Purchaser with true and correct information concerning the annual salary or wages, as well as any incentives or bonus arrangement, with respect to such Person. Seller has received no notice and has no belief that any Retained Employee intends to terminate employment with Seller before the Closing Date.

(g)    There are not pending, or to the Seller’s knowledge, threatened claims or actions by any Retained Employees against Seller under any worker’s compensation policy or long-term disability policy.

(h)    Schedule 2.15(h) sets forth a true and complete list of the Retained Employees that require a visa to work for Seller (collectively, the “Visa Employees”), and, for each such Visa Employee, the type, status and expiration date of such visa.

(i)    Seller has complied in all material respects with all applicable Laws relating to the employment of labor and employment practices, including those relating to terms and conditions of employment, wages, hours, and collective bargaining. Seller has made all required payments of social security, unemployment and similar taxes.

(j)    None of the Purchased Assets is subject to any liens (including a pledge of such assets as security to satisfy an obligation) under ERISA or the Code. Seller has complied with all health care continuation coverage requirements under the law commonly known as COBRA with respect to the employees of the Business as to qualifying events that occurred prior to or upon the Closing.

2.16    Environmental Laws.

(a)    Except as disclosed on Schedule 2.16, (i) the Purchased Assets and the Business have been operated in compliance in all material respects with all applicable Environmental Laws, (ii) there has been no generation, processing, production, storage, treatment, transport, Release, or disposal of any Hazardous Materials in any quantity at, in, on, under, about or from any of the owned or leased properties used in the Business by or on behalf of Seller or, to the knowledge of Seller, by any previous owner or tenant of such properties in violation of any Environmental Law, and (iii) no Governmental Entity or any other Person has issued to Seller or, to the knowledge of Seller, commenced any notice of violation, notice to comply, compliance schedule, administrative or judicial complaint, information request, order, enforcement action or lien with respect to alleged or potential violations of or liabilities under Environmental Laws by or on behalf of Seller relating to the properties used in the Business, or any proceeding or inquiry with respect to any actual or alleged violation of or liability under any Environmental Law or any Release or alleged Release of a Hazardous Material by or on behalf of Seller or relating to the properties used in the Business.

(b)    “Environmental Law” shall mean all applicable federal, state, and local laws, statutory or otherwise, regulations, rules, ordinances, decrees, orders and agreements, which purport to regulate the generation, processing, production, storage, treatment, transport or Release of Hazardous Materials to the environment, or impose requirements, conditions or restrictions relating to environmental protection, management, planning, reporting or notice or public or employee health and safety.

(c)    “Hazardous Material(s)” shall mean any substance which is (i) defined as a hazardous substance, hazardous material, hazardous waste, pollutant, toxic substance, pesticide, contaminant or words of similar import under any Environmental Law, (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof, (iii) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive, carcinogenic or a reproductive toxicant, or (iv) regulated pursuant to any Environmental Law.

(d)    “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other receptacles containing any Hazardous Material).

(e)    Seller has provided to Purchaser copies of all documentation in its possession, custody or control relating to environmental matters related to the Business.

2.17    Taxes.    Except as set forth in Schedule 2.17 hereto, (a) all federal, state, foreign and local tax returns and tax reports (including information returns) required to be filed by Seller with respect to the Business have been timely filed with the appropriate Governmental Entities in all jurisdictions in which such returns and reports are required to be filed, and all such returns and reports are, in all material respects, complete, accurate and in accordance with all legal requirements applicable thereto; (b) all taxes due from Seller with respect to the Business (i) have been fully paid or adequately provided for on the Financial Statements or (ii) are disclosed on Schedule 2.17 and are being contested in good faith by appropriate proceedings; and (c) Seller has not received any written or oral notice or inquiry from the Internal Revenue Service or any other taxing authority of any pending or threatened examination or audit which, individually or in the aggregate, if adversely decided against Seller would be reasonably likely to have a Material Adverse Effect on the Business or impose or result in a lien on the Purchased Assets.

2.18    Inventories.    All inventories of marketing materials and media containing or reflecting any Products are in all material respects of a quality usable in the normal course of business and are listed on Schedule 2.18.

2.19    Customers and Suppliers.    Schedule 2.19 discloses the identity of each of the ten (10) largest customers (in terms of maintenance revenues under Purchased Contracts) of the Business for the six months ended June 30, 2002. Except as disclosed on Schedule 2.19, Seller has not received any notice, whether written or oral, that any customer identified on Schedule 2.19 expects or intends that its future purchases, including, without limitation, periodic maintenance and support plan subscriptions, from the Business will decrease more than ten percent (10%) as compared to the six months ended June 30, 2002.

2.20    Warranties.    Seller has not given or made any written or oral warranties to any Person with respect to the Business or Purchased Assets other than product warranties in the ordinary course which are identified in Schedule 2.20 to the extent not otherwise set forth in the Purchased Contracts. There are no outstanding warranty claims with respect to the Business or the Purchased Assets. Schedule 2.20 sets forth the history of all warranty claims with respect to the Business or Purchased Assets made or, to Seller’s knowledge, threatened in the past three (3) years.

2.21    Delivery of Documents.    All documents and any and all amendments to any such documents, referred to in this Agreement or in any Schedule delivered to Purchaser pursuant to this Agreement, are true, correct and complete copies and all documents described on any Schedule have been made available to Purchaser.

2.22    No Finders or Brokers.    Except as set forth on Schedule 2.22, Seller has not entered into any agreement, arrangement or understanding with any Person which could result in the obligation to pay any finder’s fee, brokerage commission, advisory fee or similar payment in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

3.1    Organization.    Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Purchaser is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect.

3.2    Authorization.    The execution and delivery of this Agreement by Purchaser and the performance of its obligations hereunder have been duly authorized by the directors of Purchaser and no other corporate action or approval by Purchaser is necessary for the execution, delivery or performance of this Agreement by Purchaser. Purchaser has full right, power and authority to execute, deliver and perform this Agreement and such other agreements and instruments as are contemplated hereby. This Agreement has been properly executed and delivered by Purchaser and is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) general principles of equity (whether considered in an action in equity or at law).

3.3    No Conflict.    Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated hereunder nor the fulfillment by Purchaser of any of its terms will conflict with or result in a breach by Purchaser of, or constitute a default by Purchaser under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, any of the terms, conditions or provisions of (i) any material indenture, mortgage, lease, deed of trust, pledge, loan or credit agreement or any other material contract, arrangement or agreement to which Purchaser is a party or to which a material portion of Purchaser’s assets is subject, (ii) the Certificate of Incorporation or Bylaws of Purchaser, or (iii) any judgment, order, writ, injunction, decree or demand of any Governmental Entity which materially affects Purchaser or which materially affects Purchaser’s ability to conduct its business or consummate the transactions described herein.

3.4    Consents and Approvals.    No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or any other Person is required to be made or obtained by Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby.

3.5    No Finders or Brokers.    Purchaser has not entered into any agreement, arrangement or understanding with any Person which could result in the obligation to pay any finder’s fee, brokerage commission, advisory fee or similar payment in connection with this Agreement or the transactions contemplated hereby.

3.6    No Knowledge of Adverse Facts.    Except as disclosed on Schedule 3.6, Purchaser has not on the date of this Agreement reached a conclusion or formed the belief that any representation or warranty of Seller made herein is untrue. In addition, except as disclosed on Schedule 3.6, none of the individuals identified on Schedule 3.6 is aware of (a) potential or threatened claims, or facts or circumstances that may constitute potential or threatened claims by third parties to ownership of the IP Rights or claims that the IP Rights violate rights of a third party, or that the representations and warranties in Section 2.13(c) may otherwise be untrue or (b) (after review of their current product/customer issues worksheets) facts or circumstances which any such individual believes is reasonably likely to lead to a claim that any Product has a material defect or fails to perform in accordance with its specifications.

ARTICLE 4

COVENANTS; OTHER AGREEMENTS
4.1    Confidentiality.

That certain Non-Disclosure Agreement between the parties dated as of June 12, 2002 shall remain in full force and effect and shall survive the Closing and continue to be binding upon the parties in accordance with its terms. In the event the sale and purchase called for by this Agreement shall not be consummated, Purchaser, on the one hand, and Seller, on the other hand, shall return or destroy (verified in writing) all copies of non-public documents and materials which have been furnished by the other in connection with this Agreement. However, provided that a party receives reasonable notice and a reasonable opportunity to remedy any situation described in items (i) or (ii) below, nothing contained herein shall prohibit any party from:

(i)    using such documents, materials and other information in connection with any action or proceeding brought or any claim asserted with respect to any breach of any representation, warranty or covenant made in or pursuant to this Agreement; or

(ii)    supplying or filing such documents, materials or other information to or with any Governmental Entity or other Person which either party deems reasonably necessary in connection with the obtaining of any consent, waiver, amendment, modification, approval, authorization, permit or license which may be necessary to effectuate this Agreement and to consummate the transactions contemplated hereby; or

(iii)    supplying such documents, materials or other information to such party’s lenders, counsel, accountants and other consultants and representatives in connection with the transactions contemplated hereby.

4.2    Fulfillment of Conditions.

(a)    Seller will use all reasonable efforts to perform, comply with and fulfill all obligations, covenants and conditions required of Seller by this Agreement. Purchaser will use all reasonable efforts to perform, comply with and fulfill all obligations, covenants and conditions required of Purchaser by this Agreement.

(b)    Seller will use all reasonable efforts to secure all necessary consents, waivers, permits, approvals, licenses and authorizations and will make all necessary filings in order to consummate the transactions contemplated hereby; provided that such covenant shall not require Seller to expend additional funds in any material amount to obtain any such consent except as provided in Section 4.7 herein. Purchaser will use all reasonable efforts to secure all necessary consents, waivers, permits, approvals, licenses and authorizations and will make all necessary filings in order to consummate the transactions contemplated hereby but shall not be required to consent to any amendments or restrictions which in Purchaser’s reasonable judgment materially impair the benefits of this transaction or to expend funds in any material amount except as provided in Section 4.7 herein.

4.3    Post-Closing Access by Seller.    After the Closing, Purchaser shall cooperate with Seller to the extent reasonably requested by Seller, and shall make available to Seller all financial, insurance, tax and other information (including reasonable access to books and records) of Purchaser relating to the Business with respect to any fiscal period ending on or prior to the Closing Date to the extent reasonably required by Seller in connection with (a) any audit or other investigation by any taxing authority, (b) the prosecution or defense of any claims or related litigation that might give rise to indemnification payments hereunder or (c) the preparation by Seller of tax returns or any other reports or submissions to any Governmental Entity required to be made by Seller; provided that such cooperation and availability of information do not unreasonably interfere with the normal business of Purchaser and provided, further, that Seller reimburses Purchaser for any necessary third-party expenses reasonably incurred to provide such information.

4.4    Further Assurances.    Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including executing and delivering all documents reasonably requested by Purchaser and its counsel for the purpose of transferring to Purchaser title to all of the Purchased Assets.

4.5    Termination of Certain Agreements.    Seller and Purchaser agree that the following contracts and agreements between Purchaser and Seller shall be terminated as of the Closing Date: (i) Software Reseller Agreement dated December 31, 1999, as amended, (ii) Software License Agreement dated December 31, 1999, and (iii) Source Code License Agreement dated June 11, 2002.

4.6    Bulk Sales.    Purchaser hereby waives compliance with applicable bulk transfer or similar laws, if any, and Seller hereby indemnifies and holds harmless Purchaser from any liabilities and obligations arising from claims made by third parties under applicable bulk transfer or similar laws, if any, applicable to the transactions contemplated in this Agreement.

4.7    Obtaining Necessary Consents and Addition of Purchaser as Party to Certain Contracts.    Seller shall use reasonable efforts to obtain any and all consents necessary for the effective assignment to and assumption by Purchaser of the Purchased Contracts, which consents are set forth on Schedule 2.9 hereto, and Purchaser agrees to cooperate with such efforts. Seller and Purchaser will share equally in the costs of obtaining such consents up to $10,000 in the aggregate. Any costs of obtaining such consents in excess of $10,000 shall be paid by Seller. All such consents shall be in writing and executed counterparts thereof shall be delivered to Purchaser at Closing. To the extent that any Purchased Contract is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof, or thereunder, if such assignment or attempted assignment would constitute a breach thereof until the necessary consents are obtained; provided, however, that Seller shall transfer to Purchaser the economic benefit derived from such non-assignable Purchased Contract on terms and conditions satisfactory to Purchaser and Purchaser shall agree to perform the obligations of Seller thereunder on the same terms and conditions to which Seller is obligated. In addition Seller shall cooperate reasonably with Purchaser’s efforts to obtain the contract modifications described on Schedule 4.7.

4.8    Employees.

(a)    Employment Offer.    On the Closing Date, Purchaser shall offer employment to each Retained Employee on terms that, considering salary and all benefits, are substantially similar to such items set forth on Schedule 2.15 for such Retained Employee; provided, however, that health and medical benefits shall be substantially similar to such benefits provided on a general basis to Purchaser’s other employees and benefits shall not include any “stay bonuses” or change of control benefits, including the severance benefits put in place during August 2002, that Seller may provide. Seller agrees to use reasonable efforts to induce each Retained Employee to accept Purchaser’s offer of employment.

(b)    Seller’s Obligations and Liabilities.

(i)    Seller shall file all tax returns with respect to its employment of any Seller employee through the Closing Date.

(ii)    Seller shall pay or otherwise discharge any and all liabilities with respect to Seller’s termination of employment of any Seller employee on or prior to the Closing Date, including, without limitation, all accrued and unpaid wages and accrued vacation.

(iii)    Seller shall pay or otherwise discharge any liability for claims filed with respect to any employee of Seller eligible for coverage, reimbursement and/or benefits under the terms of any of Seller’s Plans, provided such liability (A) accrued or became payable during the period of such employee’s employment with Seller prior to the Closing Date or (B) arose out of Seller’s termination of such employee’s employment on or prior to the Closing Date.

(c)    No Rights Conferred Upon Employees.    The parties hereby acknowledge that, except as otherwise provided in Section 4.8(a), Purchaser is not under any obligation to employ any current or future employee of Seller or any Affiliate thereof. Further, Purchaser shall not be under any obligation except those, if any, created by Purchaser’s offer to any Retained Employee, to continue the employment of any Retained Employees listed on Schedule 2.15 hereof after Closing and nothing in this Agreement shall confer any rights or remedies under this Agreement on any such Retained Employee.

4.9    Use After Closing.    The parties acknowledge that a portion of the materials, Inventory, packaging, manuals, brochures and similar writings that are part of the Purchased Assets transferred to Purchaser have various trademark and trade name rights owned by Seller encompassed therein and that Seller will be required to use some assets related to the Products to support the customers which are parties to certain contracts which are Excluded Contracts. Accordingly:

(a)    For the period beginning on the Closing Date and continuing for twenty-four (24) months thereafter, Seller hereby grants to Purchaser the non-assignable, non-sublicensable, non-exclusive right to use, sell, transfer and otherwise dispose of such Purchased Assets on and after the Closing Date without further payment for such use from Purchaser to Seller and to use the name “Clarus” and all related trademarks to label or describe the Products, and no other products of Purchaser, and on any marketing materials used to conduct the Business as presently conducted. Purchaser may not use the name “Clarus” for any other purpose without the prior written consent of Seller. If on or before the twenty-four (24) month anniversary of the Closing Date Seller decides to change its name and discontinue the use of the name “Clarus,” Seller hereby agrees to give Purchaser thirty (30) days prior notice of such action and, if requested by Purchaser, hereby agrees to cooperate with Purchaser and take whatever actions are necessary, without cost to Seller, to enable Purchaser to use the name “Clarus” and/or change its legal name or that of a subsidiary to “Clarus,” including transferring related trademark registrations to Purchaser for no additional consideration except for the expense of making all necessary filings. Purchaser acknowledges that prior to such transfer, if any, Seller will continue to own the mark “Clarus,” and agrees that it will do nothing inconsistent with such ownership. Purchaser agrees that the nature and quality of all Products, materials, Inventory, packaging, manuals, brochures and similar writings bearing the “Clarus” mark shall conform to reasonable standards reasonably set by Seller from time to time, but not more stringent than the practices currently followed by Seller.

(b)    For the period beginning on the Closing Date and continuing for the term of an Excluded Contract thereafter, Purchaser hereby grants to Seller and its employees, and its independent contractors and agents who agree to appropriate confidentiality and non-disclosure terms, an irrevocable, personal, perpetual, nontransferable, nonexclusive, worldwide, fully-paid, royalty free right and license to use and modify the Source Code to the extent required to enable Seller (directly or through independent contractors who agree to appropriate confidentiality and non-disclosure terms) to continue to support the customers that are parties to the Excluded Contracts (except for customers which are parties to Inactive Contracts as described on Schedule 2.8) (an “Excluded Contract Customer”). In the event that Seller does not continue to support Products for an Excluded Contract Customer and does not provide such Product support to an Excluded Contract Customer through an agent, Seller may release and deliver the relevant Source Code to such Excluded Contract Customer pursuant to a Source Code sublicense in the form of Exhibit ”G” attached hereto. Purchaser shall retain all ownership rights, title and interest in and to the Source Code as released to Seller or delivered to an Excluded Contract Customer and to any derivative works created by Seller, Seller’s agent or an Excluded Contract Customer. Seller will take appropriate steps to protect the Source Code as required under the applicable Excluded Contract.

4.10    Insurance Coverage.    For thirty-six (36) months after the Closing, Seller shall cause to be maintained the current policies of insurance identified as items 2 and 5 on Schedule 2.12 maintained by Seller with respect to the Business, Purchased

Assets and Assumed Liabilities (provided that Seller may purchase a “tail” or procure policies with reputable and financially sound carriers of at least the same coverage and amount containing terms and conditions that are no less favorable) in respect of claims, acts, omissions or events occurring prior to the Closing covering all liabilities or claims arising out of the operation of the Business now covered by the policies in force and described on Schedule 2.12 and shall provide that Purchaser shall be an additional named insured to the extent claims are made against Purchaser relating to the Business as conducted by Seller. Seller shall provide Purchaser with evidence that the insurance companies providing such insurance, and any replacement insurance, have agreed not to terminate such insurance without the consent of Purchaser.

4.11    Conduct of Business Pending Closing.    During the period commencing on the date hereof and continuing through the Closing Date, Seller covenants and agrees to conduct the Business as follows (except as otherwise consented to by Purchaser in writing):

(a)    Qualification.    Seller shall maintain all qualifications to transact business as a foreign corporation and remain in good standing in its state of incorporation and in the foreign jurisdictions in which the failure to be so qualified would have a Material Adverse Effect.

(b)    Ordinary Course.    Seller shall conduct the Business in, and only in, the ordinary course of business consistent with past practice and shall preserve intact the following as such relate to the Business: its current business organizations, use its reasonable efforts to keep available the services of its current officers and material employees providing services primarily to the Business including all persons identified by Purchaser as Retained Employees and substantially all other employees needed to maintain the Business at its present level, and preserve its relationships with customers, suppliers and others having business dealings with it to the end that the goodwill and going business value of the Business shall be unimpaired at the Closing Date.

(c)    Organic Changes.    Seller shall not (a) amend its Certificate of Incorporation or Bylaws in a manner that would have a Material Adverse Effect, (b) merge or consolidate with any other Person, (c) liquidate or dissolve, or (d) obligate itself to do any of the foregoing.

(d)    Compliance with Laws.    Seller shall comply promptly with all Laws applicable to it and its operations.

(e)    Disposition of Assets.    Seller shall not sell, transfer, license, lease or otherwise dispose of, or suffer or cause the encumbrance by any Encumbrance upon, any of the Purchased Assets, except for sales of inventory in the ordinary course of business consistent with past practice.

(f)    Compensation.    Seller shall not, with respect to the Retained Employees, (i) adopt or amend collective bargaining, bonus, profit-sharing,

compensation, stock option, pension, retirement, deferred compensation, employment or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding) other than to comply with any Law or (ii) pay, or make any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind, or any severance or termination pay to, or enter into any employment or loan or loan guarantee agreement with any Retained Employee, except in accordance with its existing policies for normal length of service or promotions and except for bonuses related to Seller’s compliance with Section 4.8 (a).

(g)    Modification or Breach of Agreements; New Agreements.    Seller shall not terminate or modify, or commit or cause or suffer to be committed any act that will result in any breach or violation of or constitute a default under (with or without notice or passage of time, or both) or otherwise give any Person a basis for nonperformance under, any Purchased Contract. Seller shall not become a party to any contract or commitment related to the Business other than in the ordinary course of business consistent with past practice or with respect to Excluded Contracts which are not identified as Inactive Contracts on Schedule 2.8. Seller shall meet all of its contractual obligations with respect to the Purchased Contracts in accordance with their respective terms.

(h)    Capital Expenditures.    Seller shall not enter into any contract to purchase any capital assets without treating such contract as an Excluded Liability.

(i)    Discharge.    Seller shall not, except in the ordinary course of business consistent with past practice, cancel any agreement or compromise or waive any right of Seller involving an amount in excess of $15,000 with respect to the Purchased Assets or the portion of the Business relating to the Purchased Assets.

4.12    Supplemental Disclosure.    During the period from the date hereof through the Closing Date, Seller shall deliver to Purchaser a written statement disclosing any untrue statement in this Agreement or any Schedule hereto (or supplement thereto) or document furnished pursuant hereto, or any omission to state any material fact required to make the statements herein or therein contained complete and not misleading, promptly upon the discovery of such untrue statement or omission, accompanied or followed by a written supplement to any Schedule to this Agreement that may be affected thereby; provided, however, that the disclosure of such untrue statement or omission shall not prevent Purchaser from terminating this Agreement pursuant to Section 6.2(c) hereof at any time at or prior to the Closing in respect of any untrue or misleading statement.

4.13    Pre-Closing Access to Information and Source Code.    During the period commencing on the date hereof and continuing through the Closing Date, Seller shall (a) provide to Purchaser and Purchaser’s current and prospective lenders and their respective officers, directors, employees, accountants, counsel and other representatives reasonable access to all of the Business properties, books, contracts, commitments, records and personnel, (b) furnish or make available promptly to Purchaser all information concerning the Business properties, books, contracts, commitments, records and personnel as Purchaser may reasonably request and (c) provide Purchaser with access to interview all Retained Employees. Without limiting the foregoing, Seller will, within five (5) Business Days following the date of this Agreement, deliver to Purchaser all Source Code, to permit Purchaser to examine, verify and determine the completeness and adequacy thereof. Upon receiving such Source Code, Purchaser will protect and maintain, and have its employees protect and maintain, the Source Code as the trade secrets of Seller and its licensors. In particular, and without limitation, Purchaser and its employees will not, except as otherwise permitted or specified by Seller in writing, (i) copy the Source Code (or any portion thereof) except as is required for Purchaser’s review, (ii) store, use or transfer the Source Code (or any portion thereof) outside of Purchaser’s primary business offices, (iii) allow outside third-parties to view or otherwise access the Source Code (or any portion thereof), (iv) store or maintain copies of the Source Code (or any portion thereof) on computer systems that are intended by Purchaser to be accessible from outside of Purchaser’s computer network, (vi) store or maintain copies of the Source Code (or any portion thereof) on computer systems located outside of Purchaser’s computer network, or (vi) transmit or otherwise transfer the Source Code (or any portion thereof) over an un-secured network connection (i.e., by e-mail or other Internet based network connection) without the use of commercially reasonable encryption. Seller shall provide reasonable technical support and assistance for Purchaser’s efforts to use the Source Code to compile an executable version of all Software comprising each Product.

4.14    Exclusive Period.    Until the earlier of (a) the Closing Date, or (b) the termination (for whatever reason) of this Agreement, Seller shall not solicit, initiate or encourage any other bids for the sale of all or any portion of the Purchased Assets without the written consent of Purchaser, other than the sale of inventory and services in the ordinary course of business consistent with past practices. Seller will notify Purchaser immediately if any person makes any proposal with respect to any of the foregoing.

4.15    Public Announcements.    The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law, will not issue any such press release or make any such public statement without the prior consent of the other parties hereto, which consent shall not be unreasonably withheld.

4.16    Assignment of eBridge Licenses.    On the Closing Date, Seller shall assign to Purchaser all of Seller’s right, title and interest in and to five prepaid eBridge connector licenses and three BizTalk licenses for no additional consideration. In connection therewith, Seller shall also pay Purchaser the amount of $11,772.00 for eBridge license fees and maintenance and support royalties.

4.17    Accounts Receivable.    Purchaser agrees that is shall not unreasonably take any action, or omit to take any action, which it reasonably foresees will impair the ability of Seller to collect the accounts receivable excluded from the Purchased Assets (but Seller acknowledges this does not require Purchaser to act against its own interests), and, at the request of Seller, shall use reasonable efforts to assist Seller in the collection of such accounts receivable.

4.18    Inactive Contracts.    Seller shall not, following the Closing, sell, transfer or assign any contract identified as an “Inactive Contract” on Schedule 2.8.

ARTICLE 5

CONDITIONS OF CLOSING

5.1    Conditions to Obligations of Purchaser.    The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing, of the following conditions, each of which may be waived by Purchaser:

(a)  Representations and Warranties; Performance of Obligations.    The representations and warranties of Seller set forth in Article 2 hereof and in all agreements, documents and instruments executed and delivered pursuant hereto or in connection with the Closing shall be true and correct as of the date hereof and as of the Closing Date. Seller shall have performed the agreements in all materials respects and obligations necessary to be performed by it under this Agreement prior to the Closing Date.

(b)  Certificates and Deliveries by Seller.    Seller shall have delivered the following to Purchaser:

(i)    a certificate dated the Closing Date, signed by Seller, certifying that the conditions specified in Section 5.1(a) have been fulfilled.

(ii)    possession of all of the Purchased Assets. Such delivery shall not be complete if Purchaser has any reasonable objection to the completeness of the Source Code delivered pursuant to Section 4.13(b) or determines that despite reasonable efforts such Source Code cannot be used to compile an executable copy of the Software comprising each Product;

(iii)    a Bill of Sale and Assumption Agreement, executed by Seller, in the form attached hereto as Exhibit “A” (the “Bill of Sale”);

(iv)    a Trademark Assignment, executed by Seller, in the form attached hereto as Exhibit “B”;

(v)    a Patent Assignment, executed by Seller, in the form attached hereto as Exhibit “C”;

(vi)    a Noncompetition Agreement, executed by Seller, in the form attached hereto as Exhibit “D” (the “Noncompetition Agreement”);

(vii)    an opinion of Womble, Carlyle, Sandridge & Rice, PLLC counsel to Seller, substantially in the form of Exhibit “E” attached hereto;

(viii)    a Transition Services Agreement, executed by Seller, in the form attached hereto as Exhibit “F” (the “Transition Services Agreement”);

(ix)    other documents reasonably required to be delivered by Seller to effect the transactions contemplated hereby, in form and substance reasonably satisfactory to Purchaser and its counsel.

(c)    No Injunction.    No preliminary or permanent injunction or order that would prohibit or restrain the consummation of the transactions contemplated hereunder shall be in effect, and no Governmental Entity or other Person shall have commenced or threatened to commence an action or proceeding seeking to enjoin the consummation of such transactions or to impose liability on the parties hereto in connection therewith.

(d)    No Material Adverse Change.    There has been no material adverse change in the business, operations or condition (financial or otherwise) of the Business since June 30, 2002 except for any such changes which pertain solely to Excluded Assets.

(e)    Consents and Approvals.    Each of (i) Purchaser and (ii) Seller shall have received all consents and approvals required, in Purchaser’s reasonable judgment, exercised in good faith, to be obtained in connection with the consummation of the transactions contemplated hereunder, including all consents required to transfer the Purchased Contracts (or in the case of customer contracts, the economic benefits thereof) to Purchaser.

(f)    Insurance Coverage.    Seller shall have provided Purchaser with evidence of Seller’s compliance with its covenants set forth in Section 4.10 hereof.

5.2    Conditions to Obligations of Seller.    The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing, of the following conditions, each of which may be waived by Seller:

(a)    Representations and Warranties; Performance of Obligations.    The representations and warranties of Purchaser set forth in Article 3 hereof and in all agreements, documents and instruments executed and delivered pursuant hereto or in connection with the Closing shall be true and correct in all material respects as of the date hereof. Purchaser shall have performed in all material respects the agreements and obligations necessary to be performed by it under this Agreement prior to the Closing Date.

(b)  Certificates and Deliveries of Purchaser.    Seller shall have received the following from Purchaser:

(i)      a certificate dated the Closing Date, signed by an officer of Purchaser, certifying that the conditions specified in Section 5.2(a) have been fulfilled;

(ii)     the Closing Date Payment;

(iii)    the Transition Services Agreement executed by Purchaser;

(iv)    the Bill of Sale executed by Purchaser; and

(v)     other documents reasonably required to be delivered by Seller to effect the transactions contemplated hereby, in form and substance reasonably satisfactory to Purchaser and its counsel.

(c)  No Injunction.    No preliminary or permanent injunction or order that would prohibit or restrain the consummation of the transactions contemplated hereunder shall be in effect, and no Governmental Entity or other Person shall have commenced or threatened to commence an action or proceeding seeking to enjoin the consummation of such transactions or to impose liability on the parties hereto in connection therewith.

(d)  Consents and Approvals.    Each of (i) Purchaser and (ii) Seller shall have received all consents and approvals required to be obtained in connection with the consummation of the transactions contemplated hereunder.

(e)  Stockholder Approval.    Seller shall have obtained the approval of its Stockholders of this Agreement and the sale of the Purchased Assets and such other matters as may be necessary or desirable in connection with effectuating the transactions contemplated hereby.

ARTICLE 6

CLOSING DATE; TERMINATION

6.1    Closing Date.    Subject to the satisfaction or waiver of each of the conditions set forth in Article 5, the closing for the consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur on a date agreed to by Seller and Purchaser at the offices of Paul, Hastings, Janofsky & Walker LLP, Atlanta, Georgia (the “Closing Date”).

6.2    Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)    by mutual written consent of Seller and Purchaser;

(b)    by Purchaser, on the one hand, or by Seller, on the other hand, by written notice to the other parties hereto if the Closing shall not have been consummated on or before December 15, 2002 unless such date is extended upon mutual agreement of such parties, provided that the party terminating this Agreement under this clause (b) shall not then be in material breach of any of its obligations under this Agreement;

(c)    by Purchaser if (i) there has been a material misrepresentation, breach of warranty or breach of covenant by Seller under this Agreement, or (ii) any of the conditions precedent to Closing set forth in Section 5.1 (through no fault of Purchaser) have not been met by December 15, 2002 or any extension thereof pursuant to Section 6.2(b); or

(d)    by Seller (i) if there has been a material misrepresentation, breach of warranty or breach of covenant by Purchaser under this Agreement, or (ii) any of the conditions precedent to Closing set forth in Section 5.2 (through no fault of Seller) have not been met by December 15, 2002 or any extension thereof pursuant to Section 6.2(b).

6.3    Effect of Termination.

(a)    If this Agreement is terminated for any reason, the provisions of Section 4.1 (confidentiality) shall remain in full force and effect, but the exclusive period set forth in Section 4.14 shall automatically terminate.

(b)    If this Agreement is terminated as provided in Section 6.2(a) this Agreement shall forthwith become void (except as stated in subsection 6.3(a) (above)) and there shall be no liability or obligation hereunder on the part of any party hereto or their respective directors, officers, employees, agents or other representatives.

(c)    If this Agreement is terminated as provided in Section 6.2(b), (c) or (d) hereof, such termination shall be without prejudice to any rights that the terminating party may have against any breaching party or any other Person under the terms of this Agreement or otherwise.

ARTICLE 7

INDEMNIFICATION

7.1    Indemnification by Seller

(a)    Subject to the provisions of Sections 7.1(b), 7.4 and 7.5 below, Seller shall indemnify Purchaser and its Affiliates, and each of their respective shareholders, officers, directors, employees and representatives (each a “Purchaser Indemnitee”) against, and hold each Purchaser Indemnitee harmless from, any and all claims, losses, damages, liabilities, payments and obligations, and all expenses, including without limitation reasonable legal fees (collectively “Losses”), incurred, suffered, sustained or required to be paid, directly or indirectly, by, or sought to be imposed upon, such Purchaser Indemnitee resulting from, related to or arising out of (i) any inaccuracy in or breach of any of the representations or warranties made by Seller in or pursuant to this Agreement or the agreements or documents delivered by Seller pursuant to Sections 5.1(b)(i), (iii), (iv), (v), (viii), and (ix); provided, however, that (ix) shall be limited to documents that are necessary to convey to Purchaser title to the Purchased Assets; (ii) any breach of any of the covenants made by Seller in or pursuant to this Agreement (including Section 5.1(b)(ii)) or the agreements or documents delivered by Seller pursuant to Section 5.1(b)(iii), (iv), (v), (viii) and (ix); provided, however, that (ix) shall be limited to documents that are necessary to convey to Purchaser title to the Purchased Assets; (iii) the Excluded Assets or Excluded Liabilities, including with respect to Taxes and bulk sales laws; and (iv) the conduct of the Business prior to the Closing Date. The lack of indemnity under this Section 7.1(a) for breaches shall not limit the remedies that may be available to Purchaser under the Noncompetition Agreement.

(b)    Each Purchaser Indemnitee shall promptly give written notice to Seller of the assertion by any Person of any claim, action, suit or proceeding with respect to which Seller is obligated to provide indemnification hereunder; provided, however, that the rights of a Purchaser Indemnitee to be indemnified hereunder shall only be affected by the failure to give such notice if and to the extent such failure prejudices Seller in the defense of such third party claim. Amounts due with respect to Losses covered by this Section 7.1 shall be paid promptly after delivery of reasonably documented written notice of the amount of Losses incurred, and if Seller disputes the validity of the notice or the amounts of the Losses and such dispute is ultimately resolved wholly or partially in favor of the Purchaser Indemnitee, Seller shall promptly pay the amount found owing. Seller shall have the right, but not the obligation, to contest, defend or litigate, and to retain counsel of its choice in connection with, any claim, action, suit or proceeding by any third party alleged or asserted against a Purchaser Indemnitee that is subject to indemnification by Seller hereunder, and the cost and expense thereof shall be subject to the indemnification obligations and limitations of Seller hereunder; provided, that each Purchaser Indemnitee shall have the right and option to participate in, but not control, the defense of such action at its own expense and with its own counsel; and provided, further, that, (i) if Seller elects not to defend any such action or (ii) if a Purchaser Indemnitee shall reasonably believe that it has defenses not available to Seller and if counsel to Purchaser shall advise in a written opinion that common representation is not appropriate, then such Purchaser Indemnitee shall be entitled, through counsel of its choice, but at Seller’s expense (should indemnification be applicable), to participate in the defense of such action. Neither Seller, on the one hand, nor any Purchaser Indemnitee, on the other hand, shall be entitled to settle or compromise any such claim, action, suit or proceeding without the prior written consent of the other party, which consent shall not be unreasonably withheld.

7.2    Indemnification by Purchaser.

(a)    Subject to the provisions of Sections 7.2(b) and 7.4 below, Purchaser shall indemnify Seller and its Affiliates and each of their respective stockholders, officers, directors, employees and representatives (each a “Seller Indemnitee”) against, and hold each Seller Indemnitee harmless from, any and all Losses incurred, suffered, sustained or required to be paid, directly or indirectly, by, or sought to be imposed upon, such Seller Indemnitee resulting from, related to or arising out of (i) any inaccuracy in or breach of any of the representations, warranties or covenants made by Purchaser in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant to Section 5.2(b)(iii) or (iv), (ii) the Assumed Liabilities and (iii) the conduct of the Business as conducted by Purchaser after the Closing Date, unless such Losses result from, relate to or arise out of any inaccuracy in or breach of any of the representations, warranties or covenants made by Seller in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing of the transactions contemplated hereunder.

(b)    Each Seller Indemnitee shall promptly give written notice to Purchaser of the assertion by any Person of any claim, action, suit or proceeding with respect to which Purchaser is obligated to provide indemnification hereunder; provided, however, that the rights of a Seller Indemnitee to be indemnified hereunder shall only be affected by the failure to give such notice if and to the extent such failure prejudices Purchaser in the defense of such third party claim. Amounts due with respect to Losses covered by this Section 7.2 shall be paid promptly after delivery of reasonably documented written notice of the amount of Losses incurred, and if Purchaser disputes the validity of the notice or the amounts of the Losses and such dispute is ultimately resolved wholly or partially in favor of the Seller Indemnitee, Purchaser shall promptly pay all amounts due. Purchaser shall have the right, but not the obligation, to contest, defend or litigate, and to retain counsel of its choice in connection with, any claim, action, suit or proceeding by any third party alleged or asserted against a Seller Indemnitee that is subject to indemnification by Purchaser hereunder, and the cost and expense thereof shall be subject to the indemnification obligations and limitations of Purchaser hereunder; provided, that each Seller Indemnitee shall have the right and option to participate in, but not control, the defense of such action at its own expense and with its own counsel; and provided, further, that (i) if Purchaser elects not to defend any such action or (ii) if a Seller Indemnitee shall reasonably believe that it has defenses not available to Purchaser and if counsel to Seller shall in a written opinion advise that common representation is not appropriate, then such Seller Indemnitee shall be entitled, through counsel of its choice, but at Purchaser’s expense (should indemnification be applicable), to participate in the defense of such action. Neither any Seller Indemnitee nor Purchaser shall be entitled to settle or compromise any such claim, action, suit or proceeding without the prior written consent of the other party, which consent shall not be unreasonably withheld.

7.3 Indemnity	for Taxes, Environmental Matters.

(a)    Notwithstanding any limitations of or exceptions stated within Article 2 or in the other provisions of this Article 7, Seller shall indemnify Purchaser Indemnitees from and against any Losses for Taxes based upon or arising out of matters occurring prior to the Closing (even if disclosed). Purchaser shall indemnify Seller from and against all Tax liability related to the Business as conducted by Purchaser based upon or arising from matters following the Closing.

(b)    Notwithstanding any limitations of or exceptions stated within Article 2 or in the other provisions of this Article 7, Seller shall indemnify Purchaser Indemnitees from and against any Losses arising under any Environmental Laws based upon or arising out of acts, omissions, events or conditions which occurred or existed prior to the Closing (even if disclosed). Purchaser shall indemnify Seller from and against all Losses arising under any Environmental Law based upon or arising out of acts, omissions, events or conditions relating to the Business as conducted by Purchaser which first occur following the Closing.

7.4 Survival	of Representations, Warranties and Covenants; Reliance.

(a)    All representations and warranties contained herein or made pursuant hereto shall survive the Closing hereunder until the date that is twenty four (24) months after the Closing Date, except that the representations and warranties in Section 2.16 (Environmental Laws) and 2.17 (Taxes) shall survive the Closing until the expiration of all applicable statutes of limitations. The expiration of any representation and warranty shall not affect any claim for indemnification made prior to the date of such expiration.

(b)    The representations and warranties made by any party in this Agreement or in any agreement, certificate, schedule or exhibit delivered in connection with this Agreement may be fully and completely relied upon by each other party without regard to any investigation made by or on behalf of such other party.

(c)    The covenants of the parties in Sections 4.1, 4.3, 4.4, 4.7, 4.9, 4.10, 4.17 and 4.18 shall survive the Closing.

7.5    Limitations on Indemnification.

(a)    Except as set forth in Section 7.5(b), Seller’s indemnification obligations in Sections 7.1(a)(i) or (ii) shall not exceed an aggregate amount equal to the Purchase Price (the “Cap Amount”).

(b)    Seller’s aggregate indemnification obligations under Sections 7.1(a)(i) and (ii), to the extent such obligations arise from a breach of any of the representations and warranties contained in Section 2.7(a) (Title), Section 2.13 (Intellectual Property) or Section 4.6 (Bulk Sales) shall not, when added to any amounts paid to satisfy indemnification obligations with respect to any other representations and warranties, exceed an aggregate amount equal to three (3) times the Cap Amount. In any event, the aggregate indemnification obligation of Seller under Sections 7.1(a)(i) and (ii) shall not exceed three (3) times the Cap Amount, and the limitation set forth in this Section 7.5(b) shall be inclusive of the limitation set forth in Section 7.5(a), and not in addition to such limitation.

(c)    Notwithstanding the provisions of this Article 7, Seller shall not have any indemnification obligation under this Agreement for any (except Section 7.3) indemnification claims under Sections 7.1(a)(i) and (ii) unless and until the aggregate amount of the Losses of the Purchaser Indemnitee exceeds $25,000 in the aggregate, whereupon Seller shall be liable to indemnify the Purchaser Indemnitee only to the extent that such Losses exceed $25,000.

(d)    The amount payable by a Seller Indemnitee or Purchaser Indemnitee with respect to a Loss shall be reduced by the amount of any insurance proceeds received by the Purchaser Indemnitee or Seller Indemnitee as applicable with respect to the Loss, and each of the Purchaser Indemnitees and Seller Indemnitees hereby agrees to use reasonable efforts to collect any and all insurance proceeds to which either may be entitled in respect of any Loss or to permit Seller or Purchaser to do so if permitted under the applicable insurance policy.

ARTICLE 8

MISCELLANEOUS

8.1    Further Actions.    From time to time, as and when requested by any party hereto, each other party shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as the requesting party may reasonably deem necessary or desirable to carry out the intent and purposes of this Agreement, to transfer, assign and deliver the Purchased Assets to Purchaser and its successors and assigns effective as of the Closing (or to evidence the foregoing) and to consummate and give effect to the other transactions, covenants and agreements contemplated hereby.

8.2    Expenses.    Except as otherwise specifically provided herein, Seller and Purchaser shall each bear their own legal fees and other costs and expenses with respect to the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder.

8.3    Entire Agreement.    This Agreement, which includes the Appendix, the Schedules and the Exhibits hereto, and the other documents, agreements and instruments executed and delivered pursuant to this Agreement, contain the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersede all prior arrangements, understandings, agreements, proposals, and related materials with respect thereto, whether written or oral, including, without limitation, the letter of intent among the parties hereto dated August 12, 2002, as amended September 16, 2002.

8.4    Descriptive Headings.    The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

8.5    Notices.    All notices or other communications which are required or permitted hereunder shall be in writing and shall be sufficiently given if (a) delivered personally, (b) sent by registered or certified mail, postage prepaid, (c) sent by overnight courier with a nationally recognized courier or (d) sent via facsimile confirmed in writing in any of the foregoing manners, as follows:

If to Seller:	Clarus Corporation 3970 Johns Creek Court Suwanee, Georgia 30024 Attention: Chief Executive Officer Facsimile: 770-291-8584
with a copy to:	Womble Carlyle Sandridge & Rice, PLLC 1201 West Peachtree Street, Suite 3500 Atlanta, Georgia 30309 Attention: Sharon L. McBrayer Facsimile: 404-870-4825
If to Purchaser:	Epicor Software Corporation 195 Technology Drive Irvine, CA 92618 Attention: General Counsel Facsimile: 949-585-4447

with a copy to:	Paul, Hastings, Janofsky & Walker LLP 695 Town Center Drive, 17th Floor Costa Mesa, CA 92626-1924 Attention: Peter J. Tennyson Facsimile: 714 979-1921

If sent by mail, notice shall be considered delivered five (5) Business Days after the date of mailing, and if sent by any other means set forth above, notice shall be considered delivered upon receipt thereof. Any party may by notice to the other parties change the address to which notice or other communications to it are to be delivered or mailed.

8.6    Governing Law; Resolution in New York Location.    This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia (other than the choice of law principles thereof). Any dispute arising under this Agreement (but excluding the Non-Competition Agreement or the Escrow Agreement) shall be resolved in the courts of the State of New York.

8.7    Assignability.    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable by any party without the written consent of the other parties and any such purported assignment by any party without such consent shall be void, except that Purchaser may assign to any bank, insurance company or other financial institution providing financing or extending credit to Purchaser any or all of its rights to assert claims against Seller in respect of any inaccuracy in or breach of representations, warranties or covenants under this Agreement.

8.8    Waivers and Amendments.    Any amendment or supplementation of this Agreement shall be effective only if in writing signed by each of the parties hereto. Any waiver of any term or condition of this Agreement shall be effective only if in writing signed by the party giving the waiver. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement, except to the extent such future rights are specifically included within the scope of such written waiver.

8.9    Third Party Rights.    Notwithstanding any other provision of this Agreement, and except as expressly provided in Section 7.1 or 7.2 hereof or as permitted pursuant to Section 8.7 hereof, this Agreement shall not create benefits on behalf of any shareholder or employee of Purchaser or Seller, or any other Person (including without limitation any broker or finder), and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

8.10    Public Announcements.    Purchaser and Seller will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and neither Purchaser nor Seller shall issue any such press release or make any such public statement without the prior approval of the other parties both as to the making of such release or statement and as to the form and content thereof, except to the extent that such party is advised by counsel, in good faith, that such release or statement is required as a matter of law.

8.11    Severability.    If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

8.12    Interpretation.    Whenever required by the context, the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the neuter and feminine genders and vice versa. All parties to this Agreement have negotiated it at length, and have had the opportunity to consult with and be represented by their own competent counsel. This Agreement is therefore deemed to have been jointly prepared by the parties, and any uncertainty or ambiguity existing in it shall not be interpreted against any party, but rather shall be interpreted according to the rules generally governing the interpretation of contracts.

8.13    Counterparts.    This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. The parties hereto agree that for this purpose, facsimile signatures shall be acceptable as originals.

[SIGNATURES ON FOLLOWING PAGE]

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

“Purchaser”

EPICOR SOFTWARE CORPORATION

By: ________________________________________________
Its: ________________________________________________

“Seller”

CLARUS CORPORATION

By: ________________________________________________
Its: ________________________________________________

APPENDIX A

DEFINITIONS

Capitalized terms in this Agreement shall have the meanings ascribed to them in this Appendix A unless such terms are defined elsewhere in this Agreement:

Affiliate:    With respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” means the power to direct the management and policies of another Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Business Day:    Any day that is not a Saturday, Sunday or a day on which commercial banks in California are required or permitted by law to be closed.

Encumbrance:    Any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and, with respect to capital stock, any option or other right to purchase or any restriction on voting or other rights.

Escrow Agent:    The Escrow Agent under the Escrow Agreement.

Escrow Agreement:    That certain Escrow Agreement between the parties and the Escrow Agent as contemplated by Section 1.2(b) of this Agreement, in the form attached hereto as Exhibit “H”.

GAAP:    Generally accepted accounting principles consistently applied.

Governmental Entity:    Any nation or any state, commonwealth, territory, possession or tribe and any political subdivision, courts, departments, commissions, boards, bureaus, agencies or other instrumentalities of any of the foregoing.

Intellectual Property:    Collectively, all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format)

and all documentation and media constituting, describing or relating to the foregoing, including, without limitation, manuals, programmers’ notes, memoranda and records.

Laws:    Collectively, all laws, statutes, orders, rules and regulations promulgated by any Governmental Entity, other than the laws and regulations of any counties, towns or municipalities, the violation of which would not have a Material Adverse Effect on the Business or the Purchased Assets.

Material Adverse Effect:    A material adverse effect on the business, operations, or condition (financial or otherwise) of the Business.

Other Definitions:    The following terms have the meanings ascribed to them in the Sections noted:

Section
Accounts Receivable	1.1(a)(viii)
Agreement	Preamble
Allocations	1.3
Assumed Liabilities	1.1(c)
Authorizations	1.1(a)(v)
Bill of Sale	5.1(b)(iii)
Business	Recitals
Closing	6.1
Closing Date	6.1
Disclosed Licenses	2.7
Environmental Law	2.16(b)
ERISA Plans	2.14(a)
Excluded Assets	1.1(b)
Excluded Contracts	1.1(b)
Excluded Liabilities	1.1(d)
Financial Statements	2.4(a)
Furniture & Equipment	1.1(a)(vii)
Hazardous Material(s)	2.16(c)
Holdback Amount	1.2(b)
IP Rights	2.13(a)
Inventory	1.1(a)(ix)

2

Losses	7.1(a)
Plans	2.14(a)
Products	Recital A
Purchase Price	1.2(a)
Purchased Assets	1.1(a)
Purchased Contracts	1.1(a)(iii)
Purchaser	Preamble
Purchaser Indemnitee	7.1(a)
Release	2.16(d)
Retained Employees	2.15
Seller	Preamble
Seller Indemnitee	7.2(a)
Software	2.13(j)
Transition Services Agreement	5.1(b)(ix)
Visa Employees	2.15(h)

Person:    An individual, corporation, partnership, joint venture, trust or unincorporated organization or association or other form of business enterprise or a Governmental Entity.

Source Code means a series of instructions or statements in a high level computer programming or scripting language such as C++, PASCAL, HTML or Visual BASIC that are (i) readable and understandable by humans trained in the applicable computer language and (ii) able to be transformed by an interpreter or compiler into machine-readable, executable code for actual use on a computer system which relates to the Products (other than View (for eProcurement)) which are Purchased Assets.

Subsidiary:    Any entity in which Seller owns more than 50% of the ownership or existing interest.

Tax:    Any and all license and registration fees, taxes (including, without limitation, income, minimum or alternative minimum tax, gross receipts, ad valorem, value added, environmental tax, turnover, sales, use, personal property (tangible and intangible), stamp, leasing, lease, user, leasing use, excise, payroll, franchise, transfer, fuel, excess profits, occupational, interest equalization and other taxes), levies, imposts, duties, charges or withholdings of any nature whatsoever, imposed by any Governmental Entity, together with any and all penalties, fines, additions to tax and interest thereon, whether or not such Tax shall be existing or hereafter adopted.

3

ARTICLE 1	PURCHASE AND SALE OF THE ASSETS	1
1.1	Assets and Liabilities	1
1.2	Purchase Price; Payment	5
1.3	Allocation of Purchase Price	5
1.4	Taxes	5
ARTICLE 2	REPRESENTATIONS AND WARRANTIES OF SELLER	5
2.1	Organization	5
2.2	Authorization	5
2.3	No Conflict	6
2.4	Financial Statements	6
2.5	Liabilities	7
2.6	Absence of Certain Facts or Events	7
2.7	Property and Encumbrances	8
2.8	Contracts and Commitments	9
2.9	Permits and Authorizations	9
2.10	No Violations; Consents	9
2.11	Claims, Investigations and Proceedings	10
2.12	Insurance	10
2.13	Intellectual Property	10
2.14	Employee Benefits.	13
2.15	Labor and Employment Matters	14
2.16	Environmental Laws	15
2.17	Taxes	16
2.18	Inventories	16
2.19	Customers and Suppliers	16
2.20	Warranties	17
2.21	Delivery of Documents	17
2.22	No Finders or Brokers	17
ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF PURCHASER	17

-i-

(continued)

-ii-

(continued)

-iii-